Chris Olivera	Matt Hodges
Vice President	Director
Corporate Communications	Investor Relations
and Public Affairs	GameStop Corp.
GameStop Corp.	(817) 424-2126
(817) 722-7253

GAMESTOP ANNOUNCES AGREEMENT TO ACQUIRE KONGREGATE INC.

Strategic Acquisition Expands Digital Leadership of Top Gaming Retailer

GRAPEVINE, Texas, (July 27, 2010) – GameStop Corp. (NYSE: GME), the world's largest video game and entertainment software retailer, today announced it has entered into an agreement to acquire Kongregate Inc., a leading social gaming destination and community for core gamers representing the fast-growing free-to-play gaming market. Currently the site hosts 10 million monthly players who spend approximately 23 million hours per month on the site.  Kongregate will operate as a wholly-owned subsidiary of GameStop Corp. and maintain its current offices in San Francisco, Calif.

The transaction is expected to close on or about Aug. 1, 2010, subject to customary closing conditions, with the company remaining under the leadership of its co-founders, Jim and Emily Greer.

Kongregate’s unique digital platform allows consumers to discover great free-to-play games that can be enjoyed via Internet-connected devices. Acquiring Kongregate strengthens GameStop’s digital platform and its commitment to become the gaming aggregator of choice.

J. Paul Raines, Chief Executive Officer of GameStop, said, “Kongregate advances GameStop’s digital strategy by providing a gaming platform for casual, mobile and browser games that can be promoted and played by our existing gamers. We welcome the Kongregate team to the GameStop family.”

GameStop President Tony Bartel added, “Combining Kongregate’s expansive catalogue of games with our well known consumer brand, powerful marketing and strong customer relationships, means that even more gamers will be able to enjoy their games anytime, anywhere and on any device.”

Kongregate co-founder Jim Greer expressed his excitement regarding the acquisition and offered that, “To date, our company’s unique DNA has given more than 8,500 game developers the tools to make their games social, reach a huge audience and make money from over 30,000 innovative games. This includes access to virtual currency and robust community features such as leaderboards, player achievements, profiles, multiplayer, dedicated game forums, and a site-wide leveling system. Our community will only be enhanced with GameStop’s close relationship with millions of passionate gamers.”

Since launching its website in 2007, Kongregate.com has proven extremely popular with gamers who have embraced its more complex and robust Flash and web-based content, such as strategy, MMO, adventure, RPG and mobile games.  Likewise, developers have found Kongregate’s revenue-sharing business plan attractive compared to the cost of developing their own turn-key platforms, with feature sets that provide a more full gaming experience.

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp., a Fortune 500 and S&P 500 company, is the world's largest video game and entertainment software retailer. The company operates 6,486 retail stores in 17 countries worldwide. The company also operates an e-commerce site, GameStop.com, and publishes Game Informer(R) magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise. General information on GameStop Corp. can be obtained at the company's corporate website: http://www.gamestopcorp.com.

About Kongregate

Kongregate is a leading browser based game site with over 10 million monthly unique visitors who spend more than 23 million hours playing per month. The site features a unique community and social platform including achievements, profiles, chat, messaging, forums, and levels, which unifies over 30,000 games into a cohesive and addicting experience. Kongregate shares revenue from advertising and virtual goods directly with over 8,500 developers who have uploaded games to the site. Advertisers include brands like Electronic Arts, Sony Pictures, Sprint, Frito Lay, Axe, Xbox 360, Nokia, and Toyota. While all games on Kongregate are free, the site also features a virtual currency called kreds, which can be used to unlock additional features in some games. Based in San Francisco, CA, the company was founded in 2007 by brother-and-sister team Jim Greer, a game industry veteran, and Emily Greer, an interactive marketing executive. The company is funded by Greylock Partners, Bezos Expeditions and a group of angel investors led by Reid Hoffman.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2010, future financial and operating results, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the proposed transaction may not be consummated or the timing to consummate it may change; GameStop’s ability to effectively integrate the merged business and to achieve the value creation contemplated by the proposed transaction; the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware; the timing of release of video game titles for next generation consoles; the risks associated with expanded international operations; the impact of increased competition and changing technology, including alternative methods of distribution, in the video game industry; and economic and other events that could reduce or impact consumer demand. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended January 30, 2010 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.gamestop.com.

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